Free Writing Prospectus

Filed Pursuant to Rule 433,

Registration Statement Nos. 333-209682 and 333-209682-01

July 20, 2017

JPMorgan Chase 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

Release : IMMEDIATE

JPMORGAN CHASE FINANCIAL COMPANY LLC DECLARES QUARTERLY

COUPON ON CUSHING® 30 MLP INDEX ETN

New York, July 20, 2017 - JPMorgan Chase Financial Company LLC announced today the quarterly coupon amount for the Cushing® 30 MLP Index ETN (NYSE Arca: PPLN). The table below summarizes the coupon amount for the Cushing® 30 MLP Index ETN (the “Notes”).

NYSE Arca Ticker	Registered Issue Name	Declaration Date	Ex-Date	Record Date	Payment Date	Coupon Amount[1] per Note	Current Yield[2]
PPLN	Cushing® 30 MLP Index ETN	July 20, 2017	July 26, 2017	July 28, 2017	August 7, 2017	$0.00	N/A

1)       Because none of the components of the Cushing® 30 MLP Index have had an ex-dividend date from the June 12, 2017 Inception Date to and including July 17, 2017, there is no coupon payable to holders of record on July 28, 2017.  Please refer to amendment no. 1 to the pricing supplement dated July 5, 2017 for additional information in the hyperlink below.

https://www.sec.gov/Archives/edgar/data/19617/000095010317006469/dp78143_424b3-amendedppl.htm

2)	“Current Yield” equals the current Coupon Amount annualized and divided by the closing price of the Notes on July 17, 2017, and rounded to two decimal places for ease of analysis. The Current Yield is not indicative of future coupon payments, if any, on the Notes.

The Notes are senior, unsecured obligations of JPMorgan Chase Financial Company LLC, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co.

About JPMorgan Chase & Co.

Questions? Contact: JPMorgan Cushing ETN team, 1-800-576-3529, jpmorgan_etns@jpmorgan.com

J.P. Morgan Chase & Co.

News Release

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.6 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world's most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

Investment suitability must be determined individually for each investor, and the Notes may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice.

Investors should consult with their own advisors as to these matters.

JPMorgan Chase & Co. and JPMorgan Chase Financial Company LLC have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate.

Before you invest, you should read the prospectus in that registration statement and the other documents relating to any offerings to which these materials relate that JPMorgan Chase & Co. and JPMorgan Chase Financial Company LLC have filed with the SEC for more complete information about JPMorgan Chase & Co., JPMorgan Chase Financial Company LLC and any offering to which these materials relate.

You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., JPMorgan Chase Financial Company LLC or any agent or any dealer participating in the any offerings to which these materials relate will arrange to send you the prospectus and each prospectus supplement as well as any product

Questions? Contact: JPMorgan Cushing ETN team, 1-800-576-3529, jpmorgan_etns@jpmorgan.com

J.P. Morgan Chase & Co.

News Release

supplement, underlying supplement and pricing supplement if you so request by calling toll-free 866-535-9248.

# # #

Questions? Contact: JPMorgan Cushing ETN team, 1-800-576-3529, jpmorgan_etns@jpmorgan.com